                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     This Employment Agreement (this "Agreement"), entered into as of the 15th day of October, 1998, by and between Classic Trends International, Inc., a Texas corporation ("Employer") and Frederic G. Hindle ("Employee").


                               W I T N E S S E T H:

     WHEREAS, Employer and Employee are parties to an employment agreement entered in October 1995;

     WHEREAS, Employer and Employee desire to amend and restate such employment agreement; and

     WHEREAS, Employer and Employee agree that the employment agreement entered in October 1995 is superceded by this amended and restated employment agreement.

     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. EMPLOYMENT. Employer hereby employs Employee and Employee hereby accepts employment with Employer upon the terms and conditions hereinafter set forth.

     2. DUTIES. Subject to the power of the Board of Directors of Employer to elect and remove officers, Employee will serve Employer as its President and will faithfully and diligently perform the services and functions relating to such office(s) or otherwise reasonably incident to such office, provided that all such services and functions will be reasonable and within Employee's area of expertise. Employee will, during the term of this Agreement (or any extension thereof), devote his full time, attention and skills and best efforts to the promotion of the business of Employer. The foregoing will not be construed as preventing Employee from making investments in other businesses or enterprises provided that (a) Employee agrees not to become engaged in any other business activity that interferes with his ability to discharge his duties and responsibilities to Employer and
(b) Employee does not violate any other provision of this Agreement.

     3. TERM. The term of this Agreement will commence as of the date hereof and will end on October 15, 2008, unless earlier terminated by either party pursuant to the terms hereof. The term of this Agreement is referred to herein as the "Term." The Term of this agreement is to be extended automatically for additional successive periods of one year ("Additional Term"), unless the employment of Employee is terminated as provided herein.

     4. COMPENSATION. As compensation for the services rendered under this Agreement, Employee will be entitled to receive the following:

          (a) MANAGEMENT FEE. Commencing on the date hereof, Employee will be paid a minimum management fee of $7,000 per month, payable in accordance with the then current payroll policies of Employer or as otherwise agreed to by the parties ("Management Fee"). At any time and from time to time the Management Fee may be increased for the remaining portion of the term if so determined by the Board of Directors of Employer after a review of Employee's performance of his duties hereunder.

          (b) INCENTIVE COMPENSATION. The Employer agrees during the term of this Agreement that the Employer, as is applicable, will pay to Employee a sales commission equal to a percentage, as specified on Schedule 1 attached hereto, of the then wholesale price of each product or service sold (including sales in foreign markets) by Employer, or an affiliate of Employer or pursuant to any arrangement between Employer, an affiliate of Employee and a third party. Each sales commission to be paid to Employee from the sale of products and/or services will be due and payable by the 10th day of each month from receipts of actual paid invoices from the preceding months. Employee shall receive a computer print-out of all sales of products and services from the Company and shall have the right to examine all financial and accounting records at his discretion during normal business hours. In addition, Employee shall be entitled to receive an additional sales commission, based on the formula set forth in Schedule 1 attached hereto, of the wholesale price of each additional product or service sold by Employer, an affiliate of Employer or pursuant to any arrangement between Employer, an affiliate of Employee and a third party. This sales commission shall be paid by Employer, or other third party, as is applicable, by the 10th day of each month from receipt of the actual paid invoice from the proceeding months. Employee shall receive a computer print-out of all sales from Employer and shall have the right to examine all financial and accounting records at his discretion during normal business hours. This additional compensation shall be deemed "Incentive Compensation." All calculations of the Incentive Compensation shall be made in accordance with the accounting methods then employed by the Employer. In the event Employee is terminated by, or voluntarily terminates his employment with Employer, Employee shall be entitled to Incentive Compensation for such period from the date of this Agreement until termination, to be calculated by Employer's independent auditor based upon unaudited financial statements, payable within 30 days of termination.

          (c) EXPENSES. Upon submission of a detailed statement and reasonable documentation, Employer will reimburse Employee in the same manner as other executive officers for all reasonable and necessary or appropriate out-of-pocket travel and other expenses incurred by Employee in rendering services required under this Agreement.

          (d) AUTOMOBILE. Employer will supply Employee with an automobile and be responsible for all expenses related thereto throughout this Agreement. Employer shall furnish Employee a gasoline allowance calculated as the actual miles driven by Employee for Employer's business purposes, multiplied by the maximum allowable reimbursement amount as set by the Internal Revenue Service.

          (e)  BENEFITS; INSURANCE.

               (i) MEDICAL, DENTAL AND VISION BENEFITS. During this Agreement, Employee and his dependents will be entitled to receive such group medical, dental and vision benefits as Employer may provide to its other employees, provided such coverage is reasonably available, or be reimbursed if Employee is carrying his own similar insurance.

               (ii) LIFE INSURANCE. During this Agreement, Employer agrees to continue to provide, at no cost to Employee, life insurance benefits in the amount of $1,000,000, for the benefit of 50% to Employer and 50% to Employee's beneficiary; provided such coverage is reasonably available.

               (iii) DISABILITY INSURANCE. During this Agreement, Employer agrees to provide, at no cost to Employee, disability insurance ("Disability Insurance") sufficient to provide, in the event Employee becomes disabled, payments that will be made evenly over the balance of the Term and/or Additional Term, as the case may be, of this Agreement equal to Employee's base management fee as of the date of disability; provided such coverage is reasonably available.

               (iv) OTHER BENEFITS. During the Term, Employee will be entitled to receive such other benefits as Employer currently provides or such additional benefits as Employer may provide for its executive officers in the future.

     5. TERMINATION. This Agreement and the employment relationship created hereby will terminate upon the occurrence of any of the following events:

          (a)  The death of Employee;

          (b)  The "Disability" (as hereinafter defined) of Employee;

          (c) Written notice to Employee from Employer of termination for "Just Cause" (as hereinafter defined);

          (d)  The voluntary termination of employment by Employee; or

          (e) The "Constructive Termination" of employment of Employee (as hereinafter defined).

          (f) The expiration of the Term or any Additional Term, provided notice is given by Employer to Employee prior to six months from expiration of the Term or Additional Term.

               For purposes of Section 5(b), "Disability" of Employee means disability of such a nature and degree that it satisfies the requirements of the Disability Insurance policy and the insurer of such policy has acknowledged in writing that it will be making full payment of the amount required under the policy.

               For purposes of Section 5(c), "Just Cause" means (i) Employee has willfully and intentionally failed to substantially perform his duties as specified under this Agreement; or (ii) Employee's criminal conviction by any state or federal court of any illegal act (other than minor traffic violations or minor misdemeanors) in connection with his employment with the Employer that could reasonably be expected to materially adversely affect the Employer.

               For purposes of Section 5(e), any of the following actions or events, unless consented to in writing by Employee, will be deemed to be a constructive termination by Employer of Employee's employment hereunder ("Constructive Termination"):

               (i) Employer demotes Employee to a lesser position than as provided in Section 2 or causes a significant reduction of Employee's authority and/or responsibilities under this Agreement; or

               (ii) Employer decreases Employee's salary below the minimum level provided in Section 4(a) or reduces the employee benefits and perquisites to which Employee is entitled below the levels provided in Sections 4(b), (d) or (e).

Notwithstanding the foregoing, a Constructive Termination under (i) or (ii) above will not occur unless, within 60 days after learning of the action described herein as the basis for a Constructive Termination, Employee will advise Employer in writing that he intends to terminate his employment under this Agreement because of a Constructive Termination and Employer does not, within 10 days after receipt of such written notice, correct such action and provide Employee with a written notice of such correction; provided that in the event of a Constructive Termination under (ii) above, such correction will require Employer to pay to Employee an amount equal to the difference between the amount of compensation to which Employee was entitled prior to the reduction and the amount of compensation actually received by Employee from the date of reduction to the date Employer reinstates Employee's Salary to the level provided in Section 4(a).

     6.   OBLIGATIONS OF EMPLOYER UPON TERMINATION.

          (a) In the event of the termination of Employee's employment pursuant to Section 5(a), (b), (c) or (d), Employee will be entitled only to the compensation and Incentive Compensation earned by him hereunder as of the date of such termination (plus life insurance or disability benefits).

          (b) In the event of the termination of Employee's employment pursuant to Section 5(e), Employee will be entitled to receive Incentive Compensation, the automobile allowance, medical, dental and vision benefits, life insurance, disability insurance and other benefits provided in the Agreement for the entire Term of the Agreement, plus the greater of (i) one year of base compensation at the then base management fee or (ii) the remaining base compensation at the then base management fee that would have been paid to Employee during the Term.

     7. WAIVER OF BREACH. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach by any party.

     8. COSTS. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

     9. NOTICES. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other will be deemed to have been duly given if given in writing and personally delivered or within two days if sent by mail, registered or certified, postage prepaid with return receipt requested, as follows:

          If to Employer:     Classic International, Inc.
                              10696 Haddington, Suite 117
                              Houston, Texas  77043
                              Attn:  Chief Executive Officer

          If to Employee:     Frederic G. Hindle
                              3035 Las Palmas
                              Houston, Texas  77027

Notices delivered personally will be deemed communicated as of actual receipt.

     10. ENTIRE AGREEMENT. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     11. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during this Agreement, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there will be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     12. GOVERNING LAW. This Agreement and the rights and obligations of the parties will be governed by and construed and enforced in accordance with the substantive laws (but not the rules governing conflicts of laws) of the state of Texas. The parties agree that this agreement will performable in Harris County, Texas.

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

     13. CAPTIONS. The captions in this Agreement are for convenience of reference only and will not limit or otherwise affect any of the terms or provisions hereof.

     14. GENDER AND NUMBER. When the context requires, the gender of all words used herein will include the masculine, feminine and neuter and the number of all words will include the singular and plural.

     15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument, but only one of which need be produced.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                       EMPLOYER:

                                       CLASSIC TRENDS INTERNATIONAL, INC.


                                       By /s/ DONALD L. SHRIVER
                                         -------------------------------------
                                         DONALD L. SHRIVER, Chairman

                                       EMPLOYEE:

                                       /s/ FREDERIC G. HINDLE
                                       ---------------------------------------
                                       FREDERIC G. HINDLE





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

                                   SCHEDULE 1

                  SALES COMMISSIONS FOR INCENTIVE COMPENSATION



                           COMBINED MONTHLY SALES(1)

     0 - 10,000 bottles(2)         5.00% of wholesale price
     10,001 - 20,000 bottles       4.50% of wholesale price
     20,001 - 30,000 bottles       4.00% of wholesale price
     30,001 - 40,000 bottles       3.50% of wholesale price
     40,001 - 100,000 bottles      3.25% of wholesale price
     Over 100,000 bottles          3.00% of wholesale price

------------------------

(1) In the event additional products are not distributed in containers, or if this formula is not readily applicable to revenue sources, the parties to this Agreement will negotiate a reasonable incentive compensation package of not less than 5% of the wholesale price of the product sold or 2% of the gross revenues, whichever is greater.

(2) In the event that products are distributed in containers other than bottles, the term bottles will be replaced by the appropriate container.